                                                                    Exhibit 99.2

                            Heritage Bancorp, Inc.
  (Proposed Holding Company for Heritage Federal Savings & Loan Association )
                            Laurens, South Carolina



                         Proposed Marketing Materials

                            Marketing Materials for
                  Heritage Federal Savings & Loan Association

                               Table of Contents
                               -----------------


I.        Press Release
          A.   Explanation
          B.   Schedule
          C.   Distribution List
          D.   Examples

II.       Question and Answer Brochure
          A.   Explanation
          B.   Method of Distribution
          C.   Example

III.      Officer and Director Brochure
          A.   Explanation
          B.   Method of Distribution
          C.   Example

IV.       Counter Cards, Lobby Posters and a Tombstone Announcement
          A.   Explanation
          B.   Quantity
          C.   Examples

V.        Community Meeting Invitation and Prospect Letters
          Explanation
          Examples

     IRA Mailing
          Explanation
          A.  Example

     Letters
          Explanation
          A.  Example

VIII.     Proxygram
          A.  Explanation
          B.  Example

                              I.  Press Releases


A.   Explanation

     In an effort to ensure that all customers, community members, and other interested investors receive prompt accurate information in a simultaneous manner, Trident Securities, Inc. advises Heritage Federal Savings & Loan Association to forward press releases to national and regional publications, newspapers, radio stations, etc., at various points during the conversion process.

     Only press releases approved by Conversion Counsel will be forwarded for publication in any manner.

B.   Press Releases

     1. Approval of Conversion by the Office of Thrift Supervision and the Securities and Exchange Commission

     2.   Close of Stock Offering

C.   Distribution Lists (see attached)

D.   Examples (see attached)

                       National Media Distribution List
                       --------------------------------



American Banker
---------------
One State Street Plaza
New York, New York  10004
Michael Weinstein

Business Wire
-------------
212 South Tryon
Suite 1460
Charlotte, South Carolina  28281

Wall Street Journal
-------------------
World Financial Center
200 Liberty
New York, New York  10004

SNL Securities
--------------
Post Office Box 2124
Charlottesville, Virginia  22902

Barrons
-------
Dow Jones & Company
Barron's Statistical Information
200 Burnett Road
Chicopee, Massachusetts  01020

Investors Business Daily
------------------------
12655 Beatrice Street
Post Office Box 661750
Los Angeles, California  90066


                               Local Media List
                               ----------------
                                 (Forthcoming)

D.   Press Release

                                         FOR IMMEDIATE RELEASE
                                         ---------------------
                                         For More Information Contact:
                                         J. Edward Wells, President
                                         Telephone:  (864) 984-4581


                  HERITAGE FEDERAL SAVINGS & LOAN ASSOCIATION
                 --------------------------------------------

                              STOCK SALE APPROVED
                              -------------------

     Laurens, South Carolina, February __, 1998 - J. Edward Wells, President of Heritage Federal Savings & Loan Association, Laurens, South Carolina, announced today that Heritage Federal has received approval from the Office of Thrift Supervision to convert from a federally chartered mutual savings institution to a federally chartered stock savings institution. In connection with the conversion, Heritage Federal Savings & Loan Association has formed a holding company, Heritage Bancorp, Inc. to hold all of the outstanding capital stock of Heritage Federal.

     A Prospectus and Proxy Statement describing the Plan of Conversion will be mailed to certain members of Heritage Federal Savings & Loan Association on or about February __, 1998. Under the Plan of Conversion, Heritage Bancorp, Inc. is offering an estimated ________ shares of common stock at $15.00 per share. Certain Heritage Federal's past and present depositors and borrowers will have the opportunity to purchase stock through a Subscription Offering that closes on March __, 1998. Shares that are not subscribed for during the Subscription Offering, if any, will be offered to the general public in a direct community offering, with preference given to natural persons and trusts of natural persons who are permanent residents of the Association's local community. The offerings are being managed by Trident Securities, Inc., of Raleigh, North Carolina.

     As a result of the Conversion, Heritage Federal Savings & Loan Association will be structured in the stock form, just like all commercial banks and an increasing number of savings institutions, and will become a subsidiary of Heritage Bancorp, Inc.

     According to Mr. Wells, "Our day to day operations will not change as a result of the conversion, and deposits will continue to be insured by the FDIC up to the applicable legal limits".

     Heritage Federal is headquartered in Laurens, South Carolina. The Bank was chartered in 1948. At September 30, 1997, Heritage Federal had total assets of $247.5 million and total equity of $29.2 million. Customers or interested members of the community with questions concerning the stock offering should call the institution at (864) _________ or visit Heritage Federal's main office.

D.   Press Release                  FOR IMMEDIATE RELEASE
                                    ---------------------
                                    Contact: J. Edward Wells, President
                                    Telephone: (864) 984-4581

                  HERITAGE BANCORP, INC., HOLDING COMPANY FOR
                  -------------------------------------------
                 HERITAGE FEDERAL SAVINGS & LOAN ASSOCIATION,
                 --------------------------------------------
                       COMPLETES INITIAL STOCK OFFERING
                       --------------------------------

     Laurens, South Carolina March __, 1998 - J. Edward Wells, President of Heritage Federal Savings & Loan Association, Laurens, South Carolina, announced today that Heritage Bancorp, Inc., the proposed holding company for Heritage Federal, has completed its initial common stock offering. It is anticipated that the common stock of Heritage Bancorp, Inc. will begin trading on the Nasdaq National Market on _________, 1998 under the symbol "____". Trident Securities, Inc., the manager of the offering, will be a market maker in the stock. Heritage Bancorp, Inc. will issue __________ shares of its common stock. In connection with the completion of the conversion, Heritage Federal changed its name to Heritage Federal Bank.

     The net proceeds contributed to Heritage Federal upon conversion will substantially increase its capital. Heritage Federal will use the funds contributed to it for general corporate purposes, including, initially, local lending and investment in short-term U.S. Government and agency obligations.

     On March __, 1998, Heritage Federal's Plan of Conversion was approved by Heritage Federal's depositor and borrower members at a Special Meeting that was held at the main office of the institution.

     Mr. Wells stated, "The Officers and Board of Directors of Heritage Federal express their thanks for the response by customers and the community to the stock offering. Heritage Federal Bank looks forward to serving the needs of its customers as a stock institution."

                       II.  Question and Answer Brochure

A.   Explanation

     The Question and Answer brochure is an essential marketing piece in any conversion. It serves to answer some of the most commonly asked questions in "plain, everyday language." Although most of the answers are taken verbatim from the Prospectus and Proxy Statement, it assists the individual in finding answers to simple questions.

     Conversion Counsel approves the language for each Question and Answer. Trident Securities, Inc. and Heritage Federal Savings & Loan Association will be responsible for any introductory or concluding remarks, design, layout, color, and paper stock. This will be coordinated through Trident Securities, Inc. in conjunction with the financial printer.

B.   Method of Distribution

     There are three primary methods of distribution of the Question and Answer brochure. However, regardless of the method, the brochure is always accompanied by a Prospectus.

     1. A Question and Answer brochure is sent out in the initial mailing to all members of Heritage Federal.

     2. Question and Answer brochures are available in Heritage Federal Savings & Loan Association's offices.

     3. Question and Answer brochures are sent out in a standard information packet to all interested investors who phone the Stock Information Center requesting information.

C.   Example

C.   Example

                  HERITAGE FEDERAL SAVINGS & LOAN ASSOCIATION
                            Laurens, South Carolina


    Questions and Answers Regarding the Subscription and Community Offering


                           MUTUAL TO STOCK CONVERSION
                           --------------------------

HERITAGE FEDERAL SAVINGS & LOAN ASSOCIATION'S Board of Directors has unanimously voted to convert HERITAGE FEDERAL from its present mutual form to a stock institution, subject to approval of the conversion by HERITAGE FEDERAL SAVINGS & LOAN ASSOCIATION'S members and regulatory authorities. Complete details on the conversion, including reasons for conversion, are contained in the Prospectus and Proxy Statement. We urge you to read them carefully.

This brochure is provided to answer basic questions you might have about the conversion. Remember, the conversion will not affect the rate on any of your savings accounts, deposit certificates, or loans.

1.   Q.   What is a "Conversion"?

     A. Conversion is a change in the legal form of organization. HERITAGE FEDERAL SAVINGS & LOAN ASSOCIATION currently operates as a federally-chartered mutual savings institution with no shareholders. Through the conversion, HERITAGE FEDERAL will form a holding company, HERITAGE BANCORP, INC., which will ultimately own all of the outstanding stock of HERITAGE FEDERAL. HERITAGE BANCORP, INC. will issue common stock in the conversion, as described below, and will be a publicly-owned company.

2.   Q.   Why is HERITAGE FEDERAL SAVINGS & LOAN ASSOCIATION converting?

     A. As a federally-chartered mutual savings institution, HERITAGE FEDERAL SAVINGS & LOAN ASSOCIATION does not have stock holders and has no authority to issue stock. By converting to the stock form of organization, HERITAGE FEDERAL will be structured in the form used by all commercial banks, most business entities and a growing number of savings institutions. The Conversion will be important to the future growth and performance of HERITAGE FEDERAL by providing a larger capital base from which it may operate, enhance future access to capital markets and, if desired, enhance HERITAGE FEDERAL'S ability to diversify and expand it's financial service-related activities. Currently, HERITAGE FEDERAL has no specific plans, agreements, arrangements or understandings regarding such diversification.

3.   Q.   Will the conversion have any effect on savings accounts,
          certificates of deposit or loans with HERITAGE FEDERAL?

     A. No. The conversion will not change the amount, interest rate or withdrawal rights of any savings and checking accounts or certificates of deposit. The rights and obligations of borrowers under their loan agreements will not be affected. However, upon consummation of the conversion, HERITAGE FEDERAL SAVINGS & LOAN ASSOCIATION'S deposit account holders will no longer have voting rights in Heritage Federal, and will not have voting rights in HERITAGE BANCORP, INC. unless they purchase common stock of HERITAGE BANCORP, INC.

4.   Q.   Will the conversion cause any changes in personnel or management?

     A. No. The conversion will not cause any changes in personnel or management. The normal day-to-day operations will continue as before.

5.   Q.   Did the Board of Directors of HERITAGE FEDERAL SAVINGS & LOAN
          ASSOCIATION approve the conversion?

     A. Yes. The Board of Directors unanimously adopted the Plan of Conversion on September 10, 1997.


                    THE SUBSCRIPTION AND COMMUNITY OFFERING
                    ---------------------------------------

6.   Q.   Who is entitled to subscribe HERITAGE BANCORP, INC. common stock?

     A. Rights to subscribe for common stock will be given in order of priority to (i) depositors of HERITAGE FEDERAL SAVINGS & LOAN ASSOCIATION with a $50.00 minimum deposit as of June 30, 1996 (the "Eligible Account Holders"); (ii) HERITAGE FEDERAL'S employee stock ownership plan (the "ESOP"), a tax qualified employee stock benefit plan; (iii) depositors of HERITAGE FEDERAL, who are not Eligible Account Holders, with $50.00 or more on deposit as of December 31, 1997 (the "Supplemental Eligible Account Holders"); and (iv) depositors of HERITAGE FEDERAL as of ___________, 1998 and borrowers of HERITAGE FEDERAL who had loans outstanding as of October 21, 1997, which continue to be outstanding as of _____, 1998. ("Other Members"), subject to the purchase limitations set forth in the Plan of Conversion.

          It is the responsibility of each subscriber qualifying as an Eligible Account Holder, Supplemental Eligible Account Holder or Other Member to list completely all account numbers for qualifying savings accounts as of the qualifying date on the stock order form.

          Shares that are not subscribed for during the Subscription Offering, if any, may be offered to the general public through a Community Offering with preference given to natural persons and trusts of natural persons who are permanent residents of the Association's local community. It is anticipated that any shares not subscribed for in the Subscription and Community Offerings will be offered to certain members of the general public through a syndicate of registered broker dealers pursuant to selected dealers agreements in a Syndicated Community Offering.

7.   Q.   How do I subscribe for shares of stock?

     A. Eligible subscribers wishing to exercise their subscription rights must return the enclosed Stock Order Form to HERITAGE FEDERAL
          SAVINGS & LOAN ASSOCIATION. The Stock Order Form must be completed and returned along with full payment or appropriate instructions authorizing a withdrawal from a deposit account at HERITAGE FEDERAL SAVINGS & LOAN ASSOCIATION on or prior to the close of the Subscription Offering which will be 12:00 noon, Eastern time, on March __, 1998, unless extended.

8.   Q.   How can I pay for my subscription stock order?

     A. First, you may pay for your order in cash (if delivered in person to HERITAGE FEDERAL) or by check or money order. Subscription funds will earn interest at HERITAGE FEDERAL'S passbook rate from the day the funds are received until the completion or termination of the conversion.

          Second, you may authorize us to withdraw funds from your HERITAGE FEDERAL SAVINGS & LOAN ASSOCIATION savings account or certificate of deposit without early withdrawal penalty. These funds will continue to earn interest at the contractual rate for your account until completion of the offering at which time your funds will be withdrawn for your purchase. Funds remaining in this account (if any) will continue at the contractual rate unless the withdrawal reduces the account balance below the applicable minimum in which case you will receive interest at the passbook rate. A hold will be placed on your account for the amount you specify for stock payment. You will not have access to these funds from the day we receive your order until the completion or termination of the conversion.

          If you want to use funds in your Individual Retirement Account held at HERITAGE FEDERAL to subscribe for stock, call our Stock Information Center at (864) ____________ for assistance. There will be no early withdrawal or IRS penalties incurred by these transactions. It takes several days to process the necessary IRA forms and, therefore, it is necessary that you make arrangements by ___________, 1998, to accommodate your order.

9.   Q.   When must I place my order for shares of stock?

     A. To exercise subscription rights in the Subscription Offering, a Stock Order Form must be received by HERITAGE FEDERAL SAVINGS & LOAN ASSOCIATION with full payment for all shares subscribed for not later than 12:00 noon, Eastern time, on ___________, 1998, unless extended.

          Non-customers desiring to order shares through the Community Offering, if any, must order shares before the close of the Community Offering, if any, which will be no sooner than 12:00 noon, Eastern time on ___________, 1998, unless extended.

10.  Q.   How many shares of stock are being offered?

     A. HERITAGE BANCORP, INC. is offering up to _________ shares of common stock at a price of $15.00 per share. The number of shares may be increased to _________ in response to the independent appraiser's final determination of the consolidated pro forma market value of
                                                  ---------
          HERITAGE BANCORP, INC. and HERITAGE FEDERAL SAVINGS & LOAN ASSOCIATION, as converted.

11.  Q.   What is the minimum and maximum number of shares that I can purchase during the offering period?

     A. The minimum number of shares that may be purchased is 25 shares. No Stock Order Form will be accepted for less than $375. The maximum purchase in the Subscription Offering for any person is 22,000 shares or $330,000. The maximum purchase for any person, together with associates or persons acting in concert, is 1% of the shares issued in the conversion (excluding any increase in the number of shares as a result of the increase in the appraisal of Heritage Bancorp, Inc. and Heritage Federal).

12.  Q.   How was it determined that between _________ shares and _________
          shares of stock would be issued at $15.00 per share?

     A. The share range was determined through an appraisal of HERITAGE BANCORP, INC. and HERITAGE FEDERAL, as converted, by RP Financial, LC., an independent appraisal firm specializing in the thrift industry.

13.  Q.   Must I pay a commission on the stock for which I subscribe?

     A. No. You will not pay a commission on stock purchased in the Subscription Offering, the Community Offering, if any, or Syndicated Community Offering, if any.

14.  Q.   Will I receive interest on funds I submit for stock purchases?

     A. Yes. HERITAGE FEDERAL SAVINGS & LOAN ASSOCIATION will pay its current passbook rate from the date funds are received (with a completed Stock

          Order Form) during the Subscription and Community Offerings until completion of the conversion.

15.  Q.   If I have misplaced my Stock Order Form, what should I do?

     A. HERITAGE FEDERAL SAVINGS & LOAN ASSOCIATION will mail you another order form, or you may obtain one from HERITAGE FEDERAL'S main office. If you need assistance in obtaining or completing a Stock Order Form, please call or visit the Stock Information Center.

16.  Q.   Will there be any dividends paid on the stock?

     A. Subject to regulatory and other considerations, the Company intends to adopt a policy of paying regular cash dividends at an annual rate of $0.30 per share. (2.0)% based on $15.00 per share initial offering price). No assurance can be given that any dividends will be paid on the Common Stock or that, if paid, such dividends will not be reduced or eliminated in future periods.

17.  Q.   How much stock do the directors and officers of HERITAGE FEDERAL
          SAVINGS & LOAN ASSOCIATION intend to purchase through the Subscription Offering?

     A. Directors and executive officers intend to purchase approximately $2,525,040 million of the stock to be offered in the conversion (approximately __% if _________ shares are sold in the offering). The purchase price paid by directors and officers will be the same as that paid by customers and the general public.

18.  Q.   Are the subscription rights transferable to another party?

     A. No. Pursuant to federal regulations, subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members may be exercised only by the person(s) to whom they are granted. Any person found to be transferring or selling subscription rights will be subject to forfeiture of such rights and other penalties.

19.  Q.   I closed my account several months ago.  Someone told me that I am still eligible to buy stock.  Is that true?

     A. If you were an account holder on the Eligibility Record Date (June 30, 1996) the Supplemental Eligibility Record Date (December 31,1997) or the Voting Record Date (________, 1998) you are entitled to purchase stock regardless of whether or not you continue to hold your HERITAGE FEDERAL SAVINGS & LOAN ASSOCIATION account.

20.  Q.   May I obtain a loan from HERITAGE FEDERAL SAVINGS & LOAN ASSOCIATION using stock as collateral to pay for my shares?

     A. No. Federal regulations do not allow HERITAGE FEDERAL SAVINGS & LOAN ASSOCIATION to make loans for this purpose, but another financial institution may make a loan for this purpose.

21.  Q.   Will the FDIC (Federal Deposit Insurance Corporation) insure the shares of stock?

     A. No. The shares will not be insured by the FDIC. However, the Savings Association Insurance Fund of the FDIC will continue to insure savings accounts and certificates of deposit up to the applicable limits allowed by law.

22.  Q.   Will there be a market for the stock following the conversion?

     A. HERITAGE BANCORP, INC. has never issued stock before, and consequently there is no established market for its common stock. HERITAGE BANCORP, INC. has received preliminary approval to have the common stock listed on the Nasdaq National Market under the symbol "____". Trident Securities, Inc. intends to make a market in the common stock. However, purchasers of common stock should recognize that no assurance can be given that an active and liquid trading market will develop or, if developed, will be maintained.

23.  Q.   Can I purchase stock using funds in a HERITAGE FEDERAL SAVINGS & LOAN
          ASSOCIATION IRA account?

     A. Yes. Contact the Stock Information Center for additional information. It takes several days to process the necessary IRA forms and, therefore, it is necessary that you make arrangements by ________, 1998, to accommodate your order.

                   ABOUT VOTING "FOR" THE PLAN OF CONVERSION
                   -----------------------------------------

24.  Q.   Am I eligible to vote at the Special Meeting of Members to be held to consider the Plan of Conversion?

     A. At the Special Meeting of Members to be held on ________, 1998, you are eligible to vote if you are one of the "Voting Members," who are holders of HERITAGE FEDERAL SAVINGS & LOAN ASSOCIATION'S deposits or other authorized accounts as of ________, 1998, the "Voting Record Date" for the Special Meeting or if you are a borrower of HERITAGE FEDERAL with a loan outstanding as of October 21, 1997, which continues to be outstanding as of the Voting Record Date. However, members of record as of the close of business on the Voting Record Date who cease to be depositors prior to the date of the Special Meeting are no longer members and will not be entitled to vote at the Special Meeting. If you are a Voting Member, you should have received a proxy statement and proxy card with which to vote.

25.  Q.   How many votes do I have as a Voting Member?

     A. HERITAGE FEDERAL SAVINGS & LOAN ASSOCIATION's charter provides that each account holder is entitled to one vote for each $100, or fraction thereof, on deposit in such account. Borrowers of HERITAGE FEDERAL are entitled to one vote for each loan outstanding as of October 21, 1997, which continues to be outstanding as of ________, 1998. No member may cast more than 1,000 votes.

26.  Q.   If I vote "against" the Plan of Conversion and it is approved, will I be prohibited from buying stock during the Subscription Offering?

     A. No. Voting against the Plan of Conversion in no way restricts you from purchasing stock in either the Subscription Offering or the Community Offering.

27.  Q.   What happens if HERITAGE FEDERAL SAVINGS & LOAN ASSOCIATION does not get enough votes to approve the Plan of Conversion?

     A. The Conversion would not take place and HERITAGE FEDERAL SAVINGS & LOAN ASSOCIATION would remain a mutual savings institution.

28.  Q.   As a qualifying depositor of HERITAGE FEDERAL SAVINGS & LOAN
          ASSOCIATION, am I required to vote?

     A. No. However, failure to return your proxy card will have the same effect as a vote "Against" the Plan of Conversion.

29.  Q.   What is a Proxy Card?

     A. A Proxy Card gives you the ability to vote without attending the Special Meeting in person. However, you may attend the meeting and vote in person, even if you have previously returned your proxy card.

30.  Q.   How does the conversion affect me?

     A. The conversion is intended, among other things, to assist HERITAGE FEDERAL SAVINGS & LOAN ASSOCIATION in maintaining and expanding its many services to HERITAGE FEDERAL'S customers and community. By purchasing stock, you will also have the opportunity to invest in HERITAGE BANCORP, INC., the proposed holding company for HERITAGE FEDERAL. However, there is no obligation to purchase stock. The purchase of stock is strictly optional.

31.  Q.   How can I get further information concerning the stock offering?

     A. You may call the Stock Information Center, at (864) ___________ for further information or a copy of the Prospectus, Stock Order Form, Proxy Statement and Proxy Card.

This brochure is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the Prospectus. A Prospectus can be obtained at a HERITAGE FEDERAL SAVINGS & LOAN ASSOCIATION office or by calling the Stock Information Center. There shall be no solicitation of an offer or sale of stock in any jurisdiction in which any offer, solicitation of an offer or sale of stock would be unlawful.

     The common stock is not a deposit or account and is not federally insured or guaranteed.

                              FOR YOUR CONVENIENCE

 In order to assist you during the stock offering period, we have established a Stock Information Center to answer your questions. Please call:

                                (864) __________

                      III.  Officer and Director Brochure


A.   Explanation

     An Officer and Director Brochure merely highlights the intended stock purchases shown in the Prospectus.

B.   Method of Distribution

     There are three primary methods of distribution of Officer and Director Brochures. However, regardless of the method, they are always accompanied by a Prospectus.

     1. An Officer and Director Brochure is sent out in the initial mailing to all members of the Heritage Federal.

     2. Officer and Director Brochures will be available in any of Heritage Federal Savings & Loan Association's offices.

     3. Officer and Director Brochures are sent out in a standard information packet to all interested investors who telephone the Stock Information Center requesting information.

                OFFICER AND DIRECTOR STOCK PURCHASE COMMITMENTS





                                  Anticipated     Anticipated     Percent of
                                   Number of        Dollar        Shares at
                                Shares Purchased    Amount        Maximum of
      Name and Position         ----------------   Purchased    Valuation Range
------------------------------                    -----------   ---------------
Edward Wells                         33,334       $  500,010
   President, Chief Executive
    Officer and Director

Aaron H. King                        20,000          300,000
   Director

Riley Bailes                         28,000          420,000
   Director

John H. Lake                         13,334          200,010
   Director

Edwin Owings                          6,667          100,005
   Director

Edwin I. Shealy                      20,000          300,000
   Chief Financial Officer

James H. Wasson, Jr.                 16,667          250,005
   Vice President

John M. Swofford                      8,334          125,010
   Vice President

Will B. Ferguson                     22,000          330,000
   Vice President                    ------          -------


Total                               168,336       $2,525,040
                                    =======       ==========


This brochure is neither an offer to sell nor a solicitation of an offer to buy common stock.  The offer is made only by the Prospectus.  There shall be no solicitation of an offer or sale of stock in any jurisdiction in which any offer, solicitation of an offer or sale of stock would be unlawful.

  The common stock is not a deposit or account and is not federally insured or guaranteed.

        IV.  Counter Cards, Lobby Posters and the Tombstone Announcement

A.   Explanation

     Counter cards, lobby posters and the tombstone announcement serve three
                                                                       -----
     purposes: (1) As a notice to Heritage Federal Savings & Loan Association's customers and members of the local community that the stock sale is underway; (2) to remind the customers of the end of the Subscription Offering; and (3) to invite members of the community to an informational meeting, if applicable. Trident has learned in the past that many people need reminding of the deadline for subscribing and therefore we suggest the use of these simple reminders.

B.   Quantity

     Approximately 3 - 4 counter cards may be used at each of Heritage Federal Savings & Loan Association's offices, at teller windows and on customer service representatives' desks. These counter cards will be exact duplicates of the lobby poster and will be no larger than 8-1/2" x 11".

     Approximately 1 - 2 lobby posters may be used at each of the offices of Heritage Federal. These posters will be approximately 2' x 3'.

     Tombstone announcements may be used for placement in local newspapers. The advertisements will run no more than twice each in the local newspaper.
     The ads will be no larger than 8-1/2" x 11".

C.   Examples enclosed

                                                                          POSTER



                  Heritage Federal Savings & Loan Association



                            STOCK OFFERING MATERIALS
                                 AVAILABLE HERE



     Customer and Community Priority Rights, if any, for the Stock Offering
                           by Heritage Bancorp, Inc.
                            Expire on ________, 1998

--------------------------------------------------------------------------------

   This announcement is neither an offer to sell nor a solicitation of an offer to buy these securities. The offer is made only by the Prospectus . These shares have not been approved or disapproved by the Securities and Exchange Commission, the Office of Thrift Supervision or the Federal Deposit Insurance Corporation, nor has such Commission, Office or Corporation passed upon the accuracy or adequacy of the Prospectus . Any representation to the contrary is a criminal offense.


New Issue                                                    February __, 1998
---------

                             Up to _________ Shares

                    These shares are being offered pursuant
                        to a Plan of Conversion whereby

                  Heritage Federal Savings & Loan Association


                    of Laurens, South Carolina will convert
                   from a federal mutual savings institution
                     to a federal stock savings institution
                   and become the wholly-owned subsidiary of

                             Heritage Bancorp, Inc.

                                  Common Stock

                                _______________

                             Price $15.00 per share
                                _______________

Copies of the Prospectus may be obtained in any State in which this announcement is circulated from such of the undersigned or other brokers and dealers as may legally offer these securities in such state.

                            Trident Securities, Inc.

               For a copy of the Prospectus call (864) ________.

--------------------------------------------------------------------------------

                        V.  Community Meeting Materials



A.   Explanation

     In order to educate the public about the stock offering, Trident may suggest holding Community meetings in various locations. In an effort to target a group of interested investors, Trident requests that each Director of Heritage Federal Savings & Loan Association submit a list of acquaintances that he or she would like to invite to a Community meeting.

B.   Method of Distribution of Invitations and Prospect Letters

     Each Director submits his list of prospects.

     Invitations are sent to each Director's prospects through the mail. All invitations are preceded by a Prospectus and all attendees are given a Prospectus at the meeting.

     Prospect Letters are sent to prospects when appropriate.

C.   Seminars for Customers

     Advertisements will be run in the newspaper inviting customers to a brief presentation and question and answer time.

D.   Examples enclosed

                                                      PROSPECT INVITATION

================================================================================

                          The Directors and Officers

                                      of

                  Heritage Federal Savings & Loan Association

                    cordially invite you to attend a brief

                 presentation regarding the stock offering of

             Heritage Bancorp, Inc., our proposed holding company.


               Please join us at one of the following meetings:

         Place                    Place                     Place

        Address                  Address                   Address

         Date                     Date                      Date

      at ____ p.m.             at ____ p.m.              at ____ p.m.


                        Hors d'oeuvres will be served.


    Seating is limited, so please call (864) _______ if you plan to attend.

================================================================================

                                                    NEWSPAPER ADVERTISEMENT

================================================================================

              (Heritage Federal Savings and Loan Association Logo)



        Questions about Heritage Federal Savings and Loan Association's
                                Stock Offering?

                    The Directors, Management and Employees
                of Heritage Federal Savings and Loan Association
                         invite all customers to attend
                            a brief presentation and
                     question and answer time regarding our
                         initial public stock offering.

                Please join us at one of the following meetings:



         Place                      Place                   Place
        Address                    Address                 Address
         Date                       Date                    Date
      at ____ p.m.               at ____ p.m.            at ____ p.m.



                       Seating is limited, so please call
                     (864) ________, if you plan to attend.

================================================================================

                                                Example Prospect Letter


                             (Introductory Letter)

            (Heritage Federal Savings & Loan Association Letterhead)

                                 _______, 1998


Name
Address
City, State, Zip

Dear ______________:

     You have probably read recently in the newspaper that Heritage Federal Savings & Loan Association is converting from mutual to stock form. This conversion is the biggest step in the history of Heritage Federal in that it allows customers, community members, employees and directors the opportunity to subscribe for common stock in our new holding company, Heritage Bancorp, Inc.

     I have enclosed a Prospectus and a stock order form which will allow you to subscribe for shares and possibly become a charter stockholder of Heritage Bancorp, Inc. In addition, we will be holding several presentations for friends of Heritage Federal in order to explain the conversion and review the merits of possibly becoming a charter stockholder of Heritage Bancorp, Inc. You will receive an invitation shortly.

     I hope that if you have any questions you will feel free to call Heritage Federal's Stock Information Center at (864) ___________. I look forward to seeing you at our presentation.

                                    Sincerely,




                                    Director

The shares of common stock offered in the conversion are not savings accounts or deposits and will not be insured by the Federal Deposit Insurance
                  Corporation or any other government agency.

 This is not an offer to sell or a solicitation of an offer to buy stock. The offer is made only by the Prospectus. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

                                                        Example


                               (Thank You Letter)

            (Heritage Federal Savings & Loan Association Letterhead)

                               ___________, 1998



Name
Address
City, State, Zip

Dear ______________:

     On behalf of the Board of Directors and management of Heritage Federal Savings & Loan Association, I would like to thank you for attending our recent presentation regarding the stock offering of Heritage Bancorp, Inc. We are enthusiastic about the stock offering and look forward to completing the Subscription Offering on _______, 1998.

     I hope that you will join me in the opportunity to become a charter stockholder, and once again thank you for your interest.

                                    Sincerely,



                                    J. Edward Wells
                                    President


The shares of common stock offered in the conversion are not savings accounts or deposits and will not be insured by the Federal Deposit Insurance
                  Corporation or any other government agency.

 This is not an offer to sell or a solicitation of an offer to buy stock.  The offer is made only by the Prospectus.  There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

                                                   Example


                       (Sorry You Were Unable to Attend)

            (Heritage Federal Savings & Loan Association Letterhead)


                               ____________, 1998


Name
Address
City, State, Zip

Dear ____________:

     I am sorry you were unable to attend our recent presentation regarding Heritage Federal Savings & Loan Association's mutual to stock conversion. The Board of Directors and management as a group intend to invest $2,525,040 of our own funds in the common stock of Heritage Bancorp, Inc. We are enthusiastic about the stock offering and look forward to completing the Subscription Offering on _______, 1998.

     We have established a Stock Information Center to answer any questions regarding the stock offering. Should you require any assistance between now and ___________, 1998, I encourage you either to stop by or call our Stock Information Center at (864) _______________.

     I hope you will join me in the opportunity to become a charter stockholder of Heritage Bancorp, Inc.

                                    Sincerely,



                                    J. Edward Wells
                                    President

The shares of common stock offered in the conversion are not savings accounts or deposits and will not be insured by the Federal Deposit Insurance
                  Corporation or any other government agency.

 This is not an offer to sell or a solicitation of an offer to buy stock.  The offer is  made only by the Prospectus.  There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

                                                        Example



                            (Final Reminder Letter)

            (Heritage Federal Savings & Loan Association Letterhead)

                                 ________, 1998



Name
Address
City, State, Zip

Dear ________________:

     Just a quick note to remind you that the deadline is quickly approaching for purchasing stock in Heritage Bancorp, Inc., the proposed holding company for Heritage Federal Savings & Loan Association. I hope you will join me in becoming a charter stockholder in what will be South Carolina's newest publicly owned financial institution holding company.

     The deadline for subscribing for shares in the Subscription Offering is _______, 1998. If you have any questions, I hope you will call our Stock Information Center at (864) _______________.

     Once again, I hope you will join me in the opportunity to become a stockholder of Heritage Bancorp, Inc.

                                    Sincerely,


                                    J. Edward Wells
                                    President


The shares of common stock offered in the conversion are not savings accounts or deposits and will not be insured by the Federal Deposit Insurance
                  Corporation or any other government agency.

 This is not an offer to sell or a solicitation of an offer to buy stock.  The offer is made only by the Prospectus.  There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

                                VI.  IRA Mailing



A.   Explanation

     A special IRA mailing is proposed to be sent to all IRA customers of the Bank in order to alert the customers that funds held in an IRA can be used to purchase stock. Since this transaction is not as simple as designating funds from a certificate of deposit like a normal stock purchase, this letter informs the customer that this process is slightly more detailed and involves contact with the Stock Information Center.

B.   Quantity

     One IRA letter is proposed to be mailed to each IRA customer of Heritage Federal Savings & Loan Association. These letters would be mailed following OTS approval for the conversion and after each customer has received the initial mailing containing a Proxy Statement and a Prospectus.

C.   Example - Enclosed

             Heritage Federal Savings & Loan Association Letterhead



                                 ________, 1998


Dear Individual Retirement Account Participant:

     As you know, Heritage Federal Savings & Loan Association is in the process of converting from a federally chartered mutual savings institution to a federally chartered stock savings institution and has formed Heritage Bancorp, Inc. to hold all of the stock of Heritage Federal (the "Conversion"). Through the Conversion, certain current and former depositors of Heritage Federal Savings & Loan Association have the opportunity to purchase shares of common stock of Heritage Bancorp, Inc. in a Subscription Offering. Heritage Bancorp, Inc. currently is offering up to _________ shares of common stock, subject to adjustment, at a price of $15.00 per share.

     As the holder of an individual retirement account ("IRA") at Heritage Federal, you may use your IRA funds to subscribe for stock. If you desire to purchase shares of common stock of Heritage Bancorp, Inc. through your IRA, Heritage Federal can assist you in self-directing those funds. This process can be done without an early withdrawal penalty and generally without a negative tax consequence to your IRA.

     If you are interested in receiving more information on self-directing your IRA, please contact our Stock Information Center at (864) __________. Because it takes several days to process the necessary IRA forms, a response must be received by _______, 1998 to accommodate your interest.

                              Sincerely,



                              J. Edward Wells
                              President


The shares of common stock offered in the conversion are not savings accounts or deposits and will not be insured by the Federal Deposit Insurance
                  Corporation or any other government agency.

 This is not an offer to sell or a solicitation of an offer to buy stock.  The offer is made only by the Prospectus.  There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

                                 VII.  Letters


A.   Explanation

     Cover letters to accompany offering materials.

B.   Method of Distribution

     Enclosed with the initial mailing.

C.   Examples

                              (Trident Letterhead)



                               ___________, 1998



To Members and Friends of Heritage Federal:

     Trident Securities, Inc., a member of the National Association of Securities Dealers, Inc., is assisting Heritage Federal Savings & Loan Association in its conversion to a capital stock savings institution and the concurrent offering of shares of common stock by Heritage Bancorp, Inc. a Delaware corporation recently formed for the purpose of acquiring all of the stock of Heritage Federal.

     At the request of Heritage Federal, we are enclosing materials explaining the conversion process and your right to subscribe for common shares of the Heritage Bancorp. Please read the enclosed offering materials carefully before subscribing for stock.

     If you have any questions, please call the Stock Information Center  at
(864) ________.



                                    Sincerely,

                                    TRIDENT SECURITIES, INC.



Enclosures


The shares of common stock offered in the conversion are not savings accounts or deposits and will not be insured by the Federal Deposit Insurance
                  Corporation or any other government agency.

 This is not an offer to sell or a solicitation of an offer to buy stock. The offer is made only by the Prospectus. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

            (Heritage Federal Savings & Loan Association Letterhead)

                               ___________, 1998

Dear Valued Customer:

     Heritage Federal Savings & Loan Association is pleased to announce that we have received regulatory approval to proceed with our plan to convert to a federally chartered stock savings institution, conditioned upon receipt of approval by Heritage Federal's members, among other things. This stock conversion is the most significant event in the history of Heritage Federal in that it allows customers, community members, directors and employees an opportunity to subscribe for stock in Heritage Bancorp, Inc., the proposed holding company for Heritage Federal Savings & Loan Association.

     We want to assure you that the Conversion will not affect the terms, balances, interest rates or existing FDIC insurance coverage on deposits at Heritage Federal, or the terms or conditions of any loans to existing borrowers under their individual contract arrangements with Heritage Federal. Let us also assure you that the stock Conversion will not result in any changes in the management, personnel or the Board of Directors of Heritage Federal.

     A special meeting of the members of Heritage Federal will be held on ___________, 1998 at _______, Eastern Time, at Heritage Federal's main office to consider and vote upon Heritage Federal's Plan of Conversion. Enclosed is a proxy card. Your Board of Directors solicits your vote "FOR" Heritage Federal's Plan of Conversion. A vote in favor of the Plan of Conversion does not obligate you to purchase stock. If you do not plan to attend the special meeting, please sign and return your proxy card promptly. Your vote is important to us.

     As one of our valued members, you have the opportunity to invest in Heritage Federal's future by purchasing stock in Heritage Bancorp, Inc. during the Subscription Offering, without paying a sales commission.

     If you decide to exercise your subscription rights to purchase shares, you must return a properly completed stock order form together with full payment for the subscribed shares so that it is received by Heritage Federal not later than 12:00 Noon, Eastern Time on _________, 1998.

     We also have enclosed a Prospectus and Proxy Statement which fully describes the conversion and provides financial and other information about Heritage Bancorp, Inc. and Heritage Federal. Please review these materials carefully before you vote or invest. For your convenience we have established a Stock Information Center. If you have any questions, please call the Stock Information Center at (864) ________.

     We look forward to continuing to provide quality financial services to you in the future.


                                    Sincerely,

                                    J. Edward Wells
                                    President
Enclosures

The shares of common stock offered in the conversion are not savings accounts or deposits and will not be insured by the Federal Deposit Insurance
                  Corporation or any other government agency.

 This is not an offer to sell or a solicitation of an offer to buy stock. The offer is made only by the Prospectus. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

            (Heritage Federal Savings & Loan Association Letterhead)



                                 ____________, 1998



Dear Interested Investor:

     Heritage Federal Savings & Loan Association is pleased to announce that we have received regulatory approval to proceed with our plan to convert to a federally chartered stock savings institution, conditioned upon receipt of approval by Heritage Federal's members, among other things. This stock conversion is the most significant event in the history of Heritage Federal in that it allows customers, community members, directors and employees an opportunity to subscribe stock in Heritage Bancorp, Inc., the proposed holding company for Heritage Federal.

     We want to assure you that the Conversion will not result in any changes in the management, personnel or the Board of Directors of Heritage Federal.

     Enclosed is a Prospectus which fully describes Heritage Federal, its management, board and financial condition. Please review it carefully before you make an investment decision. If you decide to invest, please return to Heritage Federal a properly completed stock order form together with full payment for shares at your earliest convenience. For your convenience we have established a Stock Information Center. If you have any questions, please call the Stock Information Center at (864) ________.


                                    Sincerely,



                                    J. Edward Wells
                                    President

Enclosures

The shares of common stock offered in the conversion are not savings accounts or deposits and will not be insured by the Federal Deposit Insurance
                  Corporation or any other government agency.

 This is not an offer to sell or a solicitation of an offer to buy stock.  The offer is made only by the Prospectus.  There shall be no sale of stock in any state in which any offer, solicitation of an offer
                      or sale of stock would be unlawful.

            (Heritage Federal Savings & Loan Association Letterhead)

                               ____________, 1998
Dear Friend:

     Heritage Federal Savings & Loan Association is pleased to announce that we have received regulatory approval to proceed with our plan to convert to a federally chartered stock savings institution, conditioned upon receipt of approval by Heritage Federal's members, among other things. This stock conversion is the most significant event in the history of Heritage Federal in that it allows customers, community members, directors and employees an opportunity to subscribe stock in Heritage Bancorp, Inc., the proposed holding company for Heritage Federal.

     We want to assure you that the Conversion will not affect the terms, balances, interest rates or existing FDIC insurance coverage on deposits at Heritage Federal, or the terms or conditions of any loans to existing borrowers under their individual contract arrangements with Heritage Federal. Let us also assure you that the Conversion will not result in any changes in the management, personnel or the Board of Directors of Heritage Federal.

     Our records indicate that you were a depositor of Heritage Federal on June 30, 1996. Therefore, under applicable law, you are entitled to subscribe for Common Stock in Heritage Federal's Subscription Offering. Orders submitted by you and others in the Subscription Offering are contingent upon the current members' approval of the Plan of Conversion at a special meeting of members to be held on __________, 1998 and upon receipt of all required regulatory approvals.

     If you decide to exercise your subscription rights to purchase shares, you must return a properly completed stock order form together with full payment for the subscribed shares so that it is received at Heritage Federal Savings & Loan Association not later than 12:00 Noon, Eastern Time on __________, 1998.

     Enclosed is a Prospectus which fully describes Heritage Federal, its management, board and financial condition. Please review it carefully before you invest. For your convenience, we have established a Stock Information Center. If you have any questions, please call the Stock Information Center at
(864) ________.

                                    Sincerely,

                                    J. Edward Wells
                                    President
Enclosures

The shares of common stock offered in the conversion are not savings accounts or deposits and will not be insured by the Federal Deposit Insurance
                  Corporation or any other government agency.

 This is not an offer to sell or a solicitation of an offer to buy stock. The offer is made only by the Prospectus. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

                              VIII. Proxy Reminder



A.   Explanation

     A proxygram is used when the majority of votes needed to adopt the Plan of Conversion is still outstanding. The proxygram is mailed to those "target vote" depositors who have not previously returned their signed proxy.

     The target vote depositors are determined by the conversion agent.

B.   Example enclosed

B.  Example


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                               P R O X Y G R A M


                                    (LOGO)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

YOUR VOTE ON OUR PLAN OF CONVERSION HAS NOT BEEN RECEIVED.
     ----                                        --------


YOUR VOTE IS VERY IMPORTANT, PARTICULARLY SINCE FAILURE TO VOTE IS EQUIVALENT TO
---------------------------
VOTING AGAINST THE PLAN OF CONVERSION.


VOTING FOR THE PLAN OF CONVERSION WILL NOT AFFECT THE INSURANCE COVERAGE OF YOUR ACCOUNT. IT WILL CONTINUE TO BE INSURED UP TO THE LEGAL LIMIT ($100,000 PER
          ----------------------
ACCOUNT AS DEFINED BY LAW) BY THE SAVINGS ASSOCIATION INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE CORPORATION, AN AGENCY OF THE U.S. GOVERNMENT.


REMEMBER, VOTING FOR THE PLAN OF CONVERSION DOES NOT OBLIGATE YOU TO BUY ANY
                                            --------
STOCK.


PLEASE ACT PROMPTLY! SIGN THE ENCLOSED PROXY CARD AND MAIL OR DELIVER IT TO A
                                       ----------
HERITAGE FEDERAL SAVINGS & LOAN ASSOCIATION OFFICE.


WE RECOMMEND THAT YOU VOTE "FOR" THE PLAN OF CONVERSION.
                           -----

THANK YOU!

                  THE BOARD OF DIRECTORS OF HERITAGE FEDERAL
                          SAVINGS & LOAN ASSOCIATION

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------